UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Kerr-McGee Corporation (the "Company") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on April 12, 2005 in connection with the solicitation of proxies for the election of two directors to the Company's Board of Directors at the Company's 2005 Annual Meeting of Stockholders. The materials below constitute a Message from the Chairman found on the Company's website, www.kerr-mcgee.com.

Message from the Chairman

In 2004, we added depth, breadth and balance to our company, positioning Kerr-McGee for continued success. Our 2004 Annual Report, now available online, highlights our achievements last year.

In March, we announced that we are pursuing the separation of our chemical business through a spinoff or sale to take advantage of the improved market for that industry. Following the separation of the chemical business, Kerr-McGee will become a pure oil and gas play. Our balanced oil and gas strategy focuses on our core competencies in exploitation, exploration, development and production to increase value for stockholders. We are one of the largest U.S.-based independent oil and natural gas exploration and production companies, with proved reserves of approximately 1.2 billion barrels of oil equivalent as of Dec. 31, 2004. In 2005, we expect to achieve record production, with continued production growth projected in 2006 and 2007.

Our high-quality assets include:

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More than 9,000 identified, repeatable, low-risk, high-margin exploitation projects

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A large inventory of exploration opportunities in proven, world-class hydrocarbon basins

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2004 discoveries in Alaska, Brazil and China (under appraisal)

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Two new deepwater gulf developments under way, with two additional deepwater gulf projects    under evaluation

Most importantly, we have talented, dedicated employees who are the lifeblood that make Kerr-McGee a strong, successful company. We invite you to learn more about our company through our website.

Luke R. Corbett
Chairman and Chief Executive Officer